Exhibit 10.27

LENDBUZZ INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective [•]

Section 1. Establishment of the Policy. Each member of the Board of Directors (the “Board”) of Lendbuzz Inc. (the “Company”) who is not an employee or executive officer of the Company or its subsidiaries (each such member, a “Non-Employee Director”) will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. This Policy may be amended or terminated at any time in the sole discretion of the Compensation Committee of the Board (the “Committee”). The terms of this Policy shall supersede all prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any Non-Employee Director and between any subsidiary of the Company and any of its non-employee directors. While this Policy remains in effect, the cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically in accordance with the terms of the Policy, without the need for any further action by the Board or the Committee. Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2024 Omnibus Incentive Plan, as may be amended and restated from time to time, or the applicable successor plan thereto (the “Omnibus Incentive Plan”).

Section 2. Annual Cash Compensation.

(a) Cash Retainer. With respect to each period beginning on January 1 of a given year and ending on December 31 of such year (each such period, a “Compensation Year”):

(1) The lead independent Non-Employee Director (the “Lead Independent Director”) will be paid an annual cash retainer of $50,000 (the “Lead Independent Director Retainer”); and

(2) The chairperson of the Audit Committee of the Board (the “Audit Committee Chair”) will be paid an annual cash retainer of $60,000 (the “Audit Committee Chair Retainer,” and, together with the Lead Independent Director Retainer, the “Cash Retainers”).

(b) Payment Schedule. The Cash Retainers will be paid by the Company in equal monthly installments in arrears during the calendar month immediately following the Compensation Year quarter to which such amount relates.

(c) Proration of Retainers. With respect to any Compensation Year month in which the service of the Lead Independent Director or the Audit Committee Chair as a member of the Board is terminated (including, but not limited to, as a result of a Change in Control of the Company), such Non-Employee Director will be entitled to receive a prorated portion of the Cash Retainer for such partial month of service, payable as soon as reasonably practicable following the date of the Non-Employee Director’s separation from service. In the event a new eligible Non-Employee Director is elected or appointed to be the Lead Independent Director or the Audit Committee Chair following the beginning of a Compensation Year, such Non-Employee Director will be entitled to receive a Cash Retainer for such Compensation Year, which will be prorated based on the date of appointment or election and payable in accordance with the schedule set forth in Section 2(c).

Section 3. Equity Compensation.

(a) Generally. Equity awards will be granted under the Omnibus Incentive Plan.

(b) Initial Equity Award.

(1) Each individual who becomes a Non-Employee Director after the Effective Date will, as promptly as practicable following the commencement of such Non-Employee Director’s service as such, be granted such number of RSUs (rounded to the nearest whole number) in an amount equal to (A) $200,000, divided by (B) the Fair Market Value of a Share as of the grant date of such RSUs (the “Initial Equity Grant”).

(2) The Initial Equity Grant will vest and be settled on the earlier of (A) the one-year anniversary of the grant date of such Initial Equity Grant, and (B) immediately prior to the date of the next annual shareholders meeting of the Company following the grant date of such Initial Equity Grant, in each case, subject to the Non-Employee Director’s continuous service as a member of the Board through such vesting date.

(c) Annual Equity Awards.

(1) Unless otherwise determined by the Compensation Committee, on the second trading day following each annual meeting of the Company’s shareholders after the Effective Date, each individual who is then a Non-Employee Director shall be granted such number of RSUs in an amount equal to (A) $200,000, divided by (B) the Fair Market Value of a Share as of the grant date of such RSUs (rounded to the nearest whole number) (the “Annual Equity Award”).

(2) Each Annual Equity Award shall vest upon the earlier of (A) the one-year anniversary of the grant date of such Annual Equity Award and (B) immediately prior to the date of the next annual shareholders meeting of the Company following the grant date of such Annual Equity Award, in each case, subject to the Non-Employee Director’s continuous service as a member of the Board through such vesting date.

Section 4. Expenses. The Company will reimburse each Non-Employee Director for all reasonable out-of-pocket expenses incurred by such Non-Employee Director for attending meetings of the Board of any committee thereof; provided that such Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s expense policy, as in effect from time to time.

Section 5. Limits on Director Compensation. No Non-Employee Director may receive total compensation in any Compensation Year in excess of $750,000.

Section 6. Sections 409A. This Policy and any compensation granted hereunder is intended to comply with, or be exempt from, the provisions of Section 409A, and the provisions of the Policy shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Policy shall be operated accordingly. If any provision of the Policy would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. If any compensation granted hereunder includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Non-Employee Director’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if any compensation granted hereunder includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Non-Employee Director’s right to such dividend equivalents shall be treated separately from the right to other amounts under the compensation granted hereunder. Notwithstanding any other provision in this Policy, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A, any amounts hereunder that constitute “deferred compensation” subject to Section 409A that are otherwise issuable upon the Non-Employee Director’s “separation from service” (as defined in Section 409A) shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Non-Employee Director incurring interest or additional tax under Section 409A. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Policy is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Non-Employee Director on account of noncompliance with Section 409A.